Exhibit 10.1

CONFIDENTIAL EMPLOYMENT SEPARATION AND RELEASE AGREEMENT

This Confidential Employment Separation and Release Agreement (“Agreement”) is made by and between Paul Buck (“Employee”), on the one part, and MYnd Analytics, Inc. (the "Employer"), on the other part. Employee and the Employer may hereafter be referred to individually as “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties hereto have amicably agreed to the separation of Employee's employment with the Employer effective September 30, 2017, and each Party desires to detail the terms of Employee's separation from employment as set forth in this Agreement; with the employee resigning from his post as Chief Financial Officer and as an officer of the Company as of March 31, 2017;

WHEREAS, the Employee understands and agrees that, in order for this Agreement to become effective, he must (a) sign the Agreement within twenty-one (21) days of receiving it and (b) return the signed Agreement to the Employer by following the procedure set forth in paragraph 10 ("Notices") of this Agreement.

WHEREAS, the Employer owes the Employee 320 hours of accrued paid time off (“PTO”) pay at $100.00 per hour, in total $32,000. Additionally, the Employer owes the Employee $73,333.00 of accrued (“Deferred”) pay, which was voluntarily deferred by the Employee during a period when the Employer suffered a cash shortage, between February 16, 2015 and July 31, 2015. The combined balance of payroll owed to the Employee as of March 31, 2017, is $105,333.00, on which normal Employee and Employer taxes will be due upon payment.

WHEREAS, the Employee understands the Employer’s continuing cash constraints, and in support of the Employer’s ongoing business operations, is therefore prepared to be paid through the normal payroll cycle the monies that are owed until the debt is fully extinguished.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, Employer and Employee do hereby agree as follows:

1.           Last Day of Employment. Employee's last day of employment with Employer shall be May 31, 2017 (the “Separation Date”). From April 1, 2017 through the Separation Date, the Parties acknowledge that Employee has elected to use his accrued PTO as total and complete compensation for such period. Thereafter and through September 30, 2017 (the "Consulting Period") the Employee has elected to be paid all Deferred pay. Additionally, to the extent requested by the Employer, Employee agrees to serve as a consultant and provide reasonable assistance to Employer on an as needed basis through the Consulting Period.

2.           Payments and Benefits to Employee from Employer. In exchange for and conditional upon Employee's execution and return of this Agreement, including the Supplemental General Release attached hereto as Exhibit A (which must be signed and returned to the Employer between May 31, 2017 and June 8, 2017), Employee's continued performance of his job responsibilities consistent with Employer's instructions and requirements, consistent with the Employee being on PTO and travelling abroad, and Employee's complying with the terms and conditions of this Agreement, Employee will receive the following payments from Employer:

(a)           Cash payments in the amount of $73,333.00, less lawful deductions such as tax withholdings, FICA, and Medicare (the “Consulting Period Payments”). The Consulting Period Payments shall be paid to Employee in equal semi-monthly installments on the Employer's established pay days via the Employer's regular payroll system. The Consulting Period Payments will begin on the next established pay day following the Separation Date.

(b)           Those options to purchase Common Stock granted to the Employee under the 2012 Omnibus Equity Plan listed on Schedule A hereto, shall continue to vest through the Consulting Period and shall be exercisable by Employee for a period of 12 months from September 30, 2017 in accordance with their terms

3.           Release.

(a)           In exchange for the consideration provided by the Employer in paragraph 2 above, the adequacy of which is hereby acknowledged, Employee hereby releases and forever discharges Employer, and its respective parents, divisions, subsidiaries, affiliates, related entities, and their predecessors, successors, officers, shareholders, members, managers, employees, agents, insurers, attorneys and representatives (hereinafter collectively “Employer”) from any and all claims of whatever nature, whether known or unknown, suspected or unsuspected, which exist or may exist on his behalf against Employer as of the date of his execution of this Agreement, including but not limited to any and all tort claims, contract claims (express or implied), wage claims, bonus claims, commission claims, ERISA claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, negligent representation claims, implied covenant of good faith and fair dealing claims, unfair business practices claims, quantum meruit claims, and any and all claims arising under federal, state, local or other governmental statute, law, regulation or ordinance covering discrimination in employment including age, race, color, religious, creed, national origin, ancestry, physical or mental disability, medical condition, sexual orientation, marital status, sex, harassment or retaliation, and including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Constitution, the California Fair Employment and Housing Act, the California Family Rights Act, like and similar California statutes or the statutes of any other state or city, and any tax obligation for which Employee may become liable as a result of this Agreement or the payment of the amounts referred to herein.

(b)           Employee agrees that the consideration identified in this Agreement is fully satisfactory to him, and by signing this Agreement, he fully releases any and all claims arising as of or prior to the date of his execution of this Agreement, except as otherwise prohibited by law. Employee agrees and acknowledges that nothing contained in this Agreement is intended to preclude him from filing a complaint or charge with a governmental agency or commission and/or cooperating with such an agency or commission in an investigation. However, Employee hereby agrees to waive any right to receive any monetary or other personal benefit in connection with any such complaint or charge, regardless of who initiated it.

(c)           Employer and Employee acknowledge that as of the Separation Date, Employee will have used all PTO available to him, and other than the payment to Employee to be made pursuant to paragraph 2 above (subject to Employee's signature to this Agreement without revocation), Employee acknowledges and agrees that no further payment will be due to Employee from, or paid to Employee by, Employer in connection with his employment and/or termination of employment.

4.           Waiver of Unknown Claims. It is further understood and agreed by Employee that as a condition of this Agreement, he hereby expressly waives and relinquishes any and all claims, rights or benefits that he may have under California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREATOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT OF ANY OTHER JURISDICTION.

In connection with such waiver and relinquishment, Employee hereby acknowledges that he may hereafter discover claims or facts in addition to, or different from, those which he now knows or believes to exist, but that, except as otherwise prohibited by law, he expressly agrees to fully, finally, and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on his behalf at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from his employment with Employer or the cessation of that employment. Employee further acknowledges, understands and agrees that this representation and commitment is essential to each Party and that this Agreement would not have been entered into were it not for these representations and commitments.

5.           Non-Admission of Liability. The Parties acknowledge that they each deny any wrongdoing whatsoever in connection with one another and that this Agreement is made solely for the purpose of detailing the terms of Employee's separation from employment. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability. Both parties shall be responsible for their respective attorneys' fees and costs.

6.           Confidentiality. Employee and Employer will not, except as may be mandated by statutory or regulatory requirements or as may be required by legal process, disclose to others the terms of this Agreement, the amounts referred to in this Agreement, or the fact of the payment of said amounts, except that Employee and Employer may disclose such information, subject to this confidentiality clause, to his or its accountant, attorney, financial planner and tax advisor in order for such individuals to render service to him or it.

7.           Consideration of this Agreement. Employee is hereby advised that he is waiving legal rights by executing this Agreement, and he confirms that he has had the opportunity to consult with legal counsel before doing so.

8.           Confidential Information. Employee acknowledges that during the course of his employment he was exposed to a variety of confidential information of Employer. Employee agrees, as further consideration for the payments provided for herein and such other good and valuable promises, that he shall not for a period of three years after the end of the Consulting Period disclose, directly or indirectly, to any third party or in any way use for his benefit (or the benefit of any third party) any material confidential information or knowledge gained by Employee while employed by or resulting from his employment with Employer. For purposes of this Agreement, “Confidential Information” means any and all materials and information of material non-public significance (regardless of the form of such information, including without limitation, in writing, electronic, computerized or other recorded form, oral or visual) that Employee has received or learned of which constitutes proprietary information and trade secrets of Employer, including without limitation: (a) trade secrets, technical know-how and data, methods and processes, production information, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, discoveries, pending and non-pending research and development projects, whether involving new technology or improvements to existing technology, equipment drawings, specifications and illustrations, developments, designs, techniques and inventions, (b) marketing and sales information, business and marketing plans and strategies, plans for research, development, new products, budgets and unpublished financial statements, financial projections, historical financial statements and data, licenses, prices, pricing data, whether historical or current, (c) personnel information including but not limited to information regarding the skills and compensation of other employees of Employer, and other secret, confidential or proprietary information of any nature relating to Employer, its affiliates and subsidiaries, and their parents, officers, board members, distributors, suppliers or employees, which is not generally available to the public, and (d), Employer manuals, handbooks, forms, and policies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of the terms of this Agreement and that Employer shall be entitled to injunctive relief, specific performance and any other appropriate equitable remedy, in addition to any other available legal remedies for any such breach.

9.           Company Property. Employee agrees that all material property of Employer, including but not limited to, Confidential Information, keys, files, notes, meeting minutes, plans, credit cards, computers and peripherals, hardware, software, records, documents, data and other Employer property or information shall be returned to Employer as of the end of the Consulting Period, and that any such Employer property or information later discovered in Employee’s possession shall be promptly returned by Employee to Employer and not copied, retained, used or disseminated for any purpose or in any manner.

Employee hereby acknowledges that he has not copied, or disseminated to third parties any Employer property or Confidential Information.

10.         Non-Disparagement. Employee agrees to refrain from making any disparaging comments or statements regarding Employer, its business ventures, and plans, and its officers and employees for three years after the end of the Consulting Period. Employee and Employer acknowledge and agree that this non-disparagement provision is a material inducement to Employer entering into this Agreement.

11.         California Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of The State of California.

12.         Successors and Assigns. It is expressly understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon each Parties’ representatives, heirs, executors, administrators, successors, and assigns.

13.         Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

14.         Integration. This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the Parties. Except as otherwise set forth herein, it supersedes all prior agreements between the parties. The Parties represent and warrant that they are not relying on any promises or representations that do not appear written herein.

15.         Severability. If any provision in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce the remaining provisions to the extent permitted by law.

16.         Counterparts. This Agreement may be executed in separate counterparts and each such counterpart shall be deemed an original with the same effect as if all Parties had signed the same document. It shall not be necessary in making proof of this Agreement to account for more than one counterpart. A signature made on a facsimile copy of this Agreement or a signature to this Agreement transmitted by facsimile, scanned .PDF or digital signature shall have the same effect as an original signature.

17.         Voluntary Agreement. Employee understands and agrees that he is waiving legal rights by signing this Agreement, and he represents that he has entered into this Agreement voluntarily, with a full understanding of and in agreement with all of its terms. Employee confirms that he has been advised by Employer to consult with an attorney before executing this Agreement. The Parties agree that this Agreement was the product of negotiation such that it shall not be construed against the drafter.

18.         Revocation Period. Employee acknowledges that he has been given the opportunity to take at least 21 days within which to consider whether to sign this Agreement. Employee understands that he may revoke this Agreement upon written notice to Employer within 7 days after execution of it and that this Agreement will become effective on the 8th day after its execution (the "Effective Date").

19.         Compliance with Section 409 A. The provisions of this Agreement shall be interpreted at all times to comply with the requirements of Section 409A of the Internal Revenue Code and guidance issued thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Separation and Release Agreement on the dates indicated below.

EMPLOYEE

DATED: April 14, 2017	/s/ Paul Buck

Paul Buck

MYnd Analytics, Inc.

DATED: April 24, 2017	/s/ George C. Carpenter IV

George C. Carpenter, IV, CEO

EXHIBIT A

Supplemental General Release to the Confidential Employment Separation and General Release Agreement between MYnd Analytics, Inc. and Paul Buck

General Release.

(a) Paul Buck (the "Employee"), with the intention of binding himself, his agents, attorneys, heirs, spouse, executors, administrators and assigns, does hereby irrevocably and unconditionally release, acquit, remise and forever discharge MYnd Analytics, Inc. (the "Employer"), its subsidiaries, parents, and other direct or indirect affiliates, as well as their respective stockholders, partners, heirs, executors, administrators, agents, employees, officers, directors, successors, insurers, assigns and attorneys (collectively, the "Releasees"), of and from any and all manner of actions, cause or causes of action, suits, debts, sums of money, costs, interests, attorneys’ fees, liabilities, contracts, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, charges, claims, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Employee now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the date that Employee signs this Supplemental Release, including, but not limited to, any claims arising in any way out of Employee’s employment with the Employer or the termination of Employee’s employment with the Employer. Employee hereby expressly waives the benefits of any statute, regulation, ordinance or rule of law which, if applied to this Supplemental Release, would otherwise exclude from its binding effect any claims not now known by Employee to exist. The foregoing release of claims by Employee includes, but is not limited to, any and all claims for legal or equitable remedies, damages, attorneys’ fees, or costs under, without limitation, United States Constitution; the Immigration and Nationality Act, 8 U.S.C. § 1101 et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, 42 U.S.C. §§ 1981-1988; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; the Older Worker Benefit Protection Act, 29 U.S.C. § 621, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. § 1161 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; the Family and Medical Leave Act; the Affordable Health Care Act, the Sarbanes Oxley Act of 2002, The Dodd-Frank Act of 2010, The Nuclear Proliferation Treaty, The Taft Hartley Act of 1947, the National Origins Act of 1924, The Clayton Anti-Trust Act of 1914, the Sherman Anti-Trust Act of 1890, the Pendleton Act of 1933, the Non-intercourse Act of 1809, the Alien and Sedition Act of 1798, the US and California Constitution, the California Fair Employment and Housing Act, the California Family Rights Act, like and similar California statutes; and/or any other federal, state, city, local or other human rights, civil rights, wage-hour, wage-payment, immigration, pension, employee benefits, labor, employment or other laws, rules, regulations, codes, guidelines, constitutions, ordinances, public policies, contracts (whether oral or written, express or implied) or tort laws; any claim arising under the health, welfare and/or employee benefit plans or programs of any Employer Released Parties; any claims arising under any policy, procedure or practice of any Employer Released Parties; any claims for emotional distress, pain and suffering or mental anguish; any claims for any costs, fees or other expenses, including but not limited to any claims for attorney's fees and/or costs; any claims arising under the common law and/or the "Employment Agreement.

(b) Employee represents and warrants that he has not filed any lawsuits or arbitrations against the Employer or any of the Releasees, or filed or caused to be filed, any charges or complaints against the Employer or any of the Releasees, with any municipal, state, or federal agency charged with the enforcement of any law. Pursuant to and as a part of Employee's release and discharge of the Releasees, as set forth herein, Employee agrees, not inconsistent with applicable law, not to sue or file a charge, complaint, grievance, or demand for arbitration against the Employer or any of the Releasees in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation, or other proceeding of any kind that relates to any matter that involves the Employer or any of the Releasees and that occurred up to and including the date of execution of this Supplemental Release, unless required to do so by court order, subpoena, or other directive by a court, administrative agency, arbitration panel, or legislative body, or unless required to enforce this Supplemental Release. To the extent any such action may be brought by a third party, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action.

(c) By signing this Supplemental Release, Employee expressly acknowledges and agrees that (a) he has carefully read this Supplemental Release and fully understands what it means; (b) he has been advised in writing to discuss this Supplemental Release with an attorney before signing it; (c) he has been given at least twenty-one (21) days to consider this Supplemental Release; (d) he shall have seven (7) days to revoke this Supplemental Release after signing it by providing written notice of such revocation to the Employer; and (e) he has entered into this Supplemental Release knowingly and voluntarily and was not subjected to any undue influence or duress.

Dated: April 14, 2017	/s/ Paul Buck

Paul Buck